UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2024
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Reddit, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-41983	45-2546501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
303 2nd Street, South Tower, 5th Floor
San Francisco, California 94107
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (415) 494-8016
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	RDDT	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 2.02 Results of Operations and Financial Condition.
On May 7, 2024, Reddit, Inc. ("Reddit") issued a press release and a letter to shareholders announcing its financial results for the three months ended March 31, 2024. In the press release and letter, Reddit also announced that it would be holding a conference call on May 7, 2024 at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its financial results for the three months ended March 31, 2024. Reddit will also solicit questions from the Reddit community in its investor relations subreddit r/RDDT at https://www.reddit.com/r/RDDT/ on Tuesday, May 7, 2024, and post responses following the earnings call at Reddit’s Investor Relations website at https://investor.redditinc.com and r/RDDT at https://www.reddit.com/r/RDDT/. A copy of the press release and letter to shareholders are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The information furnished pursuant to Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 and Exhibit 99.2 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Reddit uses the investor relations page on its website https://investor.redditinc.com, as well as the subreddits r/RDDT and r/reddit, available at https://www.reddit.com/r/RDDT/ and https://www.reddit.com/r/reddit/ respectively, as means of disclosing material non-public information and for complying with its disclosure obligation under Regulation FD.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2024, the Board of Directors of Reddit (the “Board”) appointed Sarah Farrell, Managing Partner of Waygrove Partnership, to the Board. Ms. Farrell was appointed to a newly created vacancy on the Board resulting from an increase in the size of the Board from seven to eight directors. Ms. Farrell has been appointed to the Audit Committee of the Board, effective May 2, 2024. Ms. Farrell is an independent director under the applicable listing rules of the New York Stock Exchange.

As a result of her appointment to the Board, Ms. Farrell will participate in Reddit’s amended and restated non-employee director compensation program (the “Program”), the terms of which are described in Reddit’s prospectus, dated March 20, 2024, filed with the Securities and Exchange Commission in accordance with Rule 424(b) of the Securities Act of 1933, as amended, on March 21, 2024. Pursuant to the Program, Ms. Farrell will receive (i) an annual cash retainer of $60,000 for service on the Board, paid quarterly in arrears, prorated for the portion of each calendar quarter served, (ii) an annual cash retainer of $12,500 for service on the Audit Committee of the Board, paid quarterly in arrears, prorated for the portion of each calendar quarter served, and (iii) commencing in 2025, an annual award of restricted stock units (“RSUs”) under Reddit’s 2024 Incentive Award Plan (the “2024 Plan”) granted on each date of the annual meeting of the Company’s stockholders, provided she continues serving on the Board following such meeting, with a target value of $250,000, which will vest on the earlier of the first anniversary of the grant date or the next annual meeting of Reddit’s stockholders, subject to her continued service on the Board. The number of RSUs subject to each annual equity award will be determined by dividing the target value of the award by the average closing trading price of Reddit’s Class A common stock over the 60 consecutive trading days ending with the trading day immediately preceding the grant date.

Additionally, the Board has approved an award of RSUs for Ms. Farrell, to be granted on May 30, 2024, under the 2024 Plan with a target value of $250,000, which will vest on the earlier of the first anniversary of the grant date or the 2025 annual meeting of Reddit’s stockholders, subject to her continued service on the Board. The number of RSUs subject to the award will be determined by dividing the target value of the award by the average closing trading price of Reddit’s Class A common stock from March 21, 2024 through May 20, 2024.

Reddit will also enter into an indemnification agreement with Ms. Farrell in substantially the same form entered into with the other directors of Reddit.

There are no arrangements or understandings between Ms. Farrell, on the one hand, and any other persons, on the other hand, pursuant to which Ms. Farrell was selected as a director. Ms. Farrell has no family relationship with any director or executive officer of Reddit, and is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing this appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d)The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press release dated May 7, 2024.
99.2	Letter to Shareholders dated May 7, 2024.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDDIT, INC.

Date: May 7, 2024	By:	/s/ Steven Huffman
Steven Huffman
President and Chief Executive Officer